THE BEARD COMPANY Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 (405) 842-2333 OTCBB: BRCO	News Release Herb Mee, Jr., President

THE BEARD COMPANY ISSUES

PROGRESS REPORT ON ITS

$1,268,000 CONVERTIBLE NOTE OFFERING

FOR IMMEDIATE RELEASE: Thursday, November 2, 2006

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that all of the holders of the Company’s outstanding $568,000 of Production Payments due November 30, 2006 (the “Production Payments”) have tendered their Production Payments in exchange for the Series B Notes, which will be due on November 30, 2008.

On October 4, 2006 we announced that we were offering up to $1,268,000 aggregate principal amount of 12% Convertible Subordinated Notes (the “Notes”) convertible into shares of our common stock. Two Series of Notes were being offered: $700,000 of Series A Notes due on August 30, 2008, and $568,000 of Series B Notes, described above, which were offered in exchange for the Production Payments. The Series A Notes are being sold for cash.

The initial closing under the offering occurred on October 16, 2006, when subscriptions for $284,000 of Series B Notes and $14,667 of Series A Notes were accepted. To date subscriptions for $568,000 of Series B Notes and $47,666 of Series A Notes have been accepted, for a total of $615,666. The Notes are convertible into shares of our common stock. All of the Notes issued to date have a conversion price of $1.00 per share.

Herb Mee, Jr., President, stated: “We are delighted that all of the Production Payments were exchanged. Postponing the payment of this obligation for two years has put us in a much stronger position. This is particularly true now that the Pinnacle Plant has come on stream and will be contributing positive cash flow going forward. We believe that the success of the Pinnacle Project will greatly enhance our credibility and enable us to bring to fruition a number of the other coal projects we have under development.”

The securities offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration or an applicable exemption from the registration requirements.

The Beard Company’s common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, oil and gas production, and its e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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Statements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact us. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

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FOR FURTHER INFORMATION CONTACT: Herb Mee, Jr.

Fax Number (405) 842-9901	Email: hmee@beardco.com